Exhibit 99.1

Aspen Technology Receives Additional Staff Determination Letter from Nasdaq relating to Quarterly Report on Form 10-Q

BURLINGTON, Mass. — November 20, 2007 — Aspen Technology (Nasdaq: AZPN) today announced that it received, as expected, an Additional Staff Determination Letter from the NASDAQ on November 14, 2007 indicating that the Company is not in compliance with the requirements for continued listing set forth in Marketplace Rule 4310(c)(14) as a result of the Company’s failure to file timely with the Securities and Exchange Commission the Company’s Form 10-Q for the fiscal first quarter ended September 30, 2007.

The NASDAQ previously issued a Staff Determination letter regarding the continued listing of the Company’s Stock on the Nasdaq Global Market due to the Company’s failure to file its Annual Report on Form 10-K for the fiscal year ended June 30, 2007. The November 14 Staff Determination further indicates that non-compliance as a result of the Company’s failure to file its Form 10-Q serves as an additional basis for delisting the Company’s stock   At the Company’s request, a hearing on the Staff Determinations was conducted on November 15, 2007 before a Nasdaq Listing Qualifications Panel. At this time, the Company requested an extension to January 18, 2008 to comply with NASDAQ listing requirements. There can be no assurance that the Panel will grant the Company’s request.

AspenTech’s delay in filing is attributed to the previously announced intention to restate certain historical financial statements.  The Company is working diligently to complete its delinquent Forms 10-Q and 10-K.

About AspenTech

AspenTech is a leading provider of award-winning process optimization software and services. AspenTech’s integrated aspenONE™ solutions enable manufacturers to reduce costs, increase capacity, and optimize operational performance end-to-end throughout the engineering, plant operations, and supply chain management processes, resulting in millions of dollars in cost savings. For more information, visit www.aspentech.com.

© 2007 Aspen Technology, Inc. AspenTech, aspenONE and the Aspen leaf logo are trademarks of Aspen Technology, Inc. All rights reserved. All other trademarks are property of their respective owners.

This press release may contain forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may vary significantly from AspenTech’s expectations based on a number of risks and uncertainties, including, without limitation: AspenTech’s plan to improve operational performance may not be implemented effectively; AspenTech has identified material weaknesses in its internal controls with respect to software license revenue recognition and other matters, that, if not remedied effectively, could result in material misstatements; risks around securities litigation and investigations; AspenTech’s lengthy sales cycle makes it difficult to predict quarterly operating results; fluctuations in AspenTech’s quarterly operating results; AspenTech’s dependence on customers in the cyclical chemicals, petrochemicals and petroleum industries; the possibility of new accounting standards or the interpretation of existing accounting standards affecting our financial results; AspenTech’s ability to raise additional capital as required; intense competition; AspenTech’s need to develop and market products successfully; reliance on relationships with strategic partners; challenges associated with international operations; and other risk factors described from time to time in AspenTech’s periodic reports filed with the Securities and Exchange Commission. AspenTech cannot guarantee any future results, levels of activity, performance, or achievements. AspenTech expressly disclaims any current intention to update forward-looking statements after the date of this press release.